UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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First Financial Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST FINANCIAL BANCORP.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING TO BE HELD ON MAY 24, 2022

The following letter, dated May 11, 2022, supplements the definitive Proxy Statement of First Financial Bancorp. (the “Company”), dated April 14, 2022 (the “Proxy Statement”).

May 11, 2022

Re: First Financial Bancorp. 2022 Annual Meeting of Shareholders (May 24, 2022)

Dear Fellow Shareholders,

We are writing to ask for your support on all of the proposals submitted for your vote at the upcoming 2022 Annual Meeting of Shareholders of First Financial Bancorp (the “Company” or “First Financial”) in accordance with the recommendations of our Board of Directors (the “Board”). In particular, we are requesting your support on Proposal 3 – the annual advisory vote on executive compensation (the “Say-on-Pay” vote). We believe the following clarifying information regarding the compensation paid to Mrs. Catherine Myers in connection with her departure from the Company on June 30, 2021 may be beneficial to you in your assessment of our 2021 pay outcomes.

Mrs. Myers departed at the request of the Company to allow for new leadership of our Consumer Banking business, and the circumstances of her departure triggered the involuntary termination without Cause provisions of her Severance and Change in Control Agreement (the “Agreement”). The Company entered into a separation agreement with Mrs. Myers that provided for payments consistent with the terms of the Agreement and that ensured the continued application of restrictive covenants, including non-compete and non-solicitation provisions. As disclosed in the Proxy Statement, the separation agreement also provided for accelerated vesting of the remaining tranche of her 2018 restricted stock award (which was scheduled to vest in five months) and a restricted stock award that was granted in early 2021 in lieu of a portion of her 2020 short-term incentive award. All of her other equity awards were treated consistent with their applicable terms, including the forfeiture of outstanding 2019, 2020 and 2021 restricted stock awards, and receipt of a prorated portion of her outstanding performance-based restricted shares based on actual performance. Mrs. Myers also did not receive a short-term incentive program payment for 2021 as a result of her departure prior to December 31, 2021. The Compensation Committee determined that these arrangements were appropriate under the circumstances and were consistent with those the Company has made previously to similarly situated executives.

We thank you for your consideration and continued support, and reiterate our request that you vote FOR Proposal 3 regarding Say-on-Pay. Even if voting instructions for your proxy have already been given you may change your vote at any time before the 2022 Annual Meeting of Shareholders in accordance with the procedures set forth at page 8 of the Proxy Statement.

Sincerely,

Archie M. Brown

President and Chief Executive Officer

Important Information

This letter supplements the definitive Proxy Statement of First Financial Bancorp. (the “Proxy Statement”) that was filed with the Securities and Exchange Commission on April 14, 2022. This supplement is first being released to shareholders on or about May 11, 2022, and should be read together with the Proxy Statement. The information contained in this supplement modifies or supersedes any inconsistent information contained in the Proxy Statement. The Proxy Statement, this supplement and the Company’s 2021 Annual Report are available at www.bankatfirst.com/investor. Shareholders may also access these documents by searching “Company Filings” at www.sec.gov.